Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS DILUTED EPS OF $0.14 FOR

FIRST QUARTER OF FY2012

CUSTOM SOFT LENS SALES INCREASE 43.9% FROM PRIOR-YEAR QUARTER

LARGO, Florida (November 14, 2011) – Unilens Vision Inc. (OTC Markets Group OTCQB: UVIC; TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the first quarter of FY2012.

First Quarter Highlights:

•

Sales and total revenue increase 3.1% and 0.8%, respectively

•

Custom soft lens sales rise 43.9% vs. prior-year period

•

Operating expenses increase less than 2%

•

Earnings per diluted share of $0.14 vs. $0.14 in year-earlier quarter

•

20th consecutive quarterly dividend paid at annual rate of $0.18 per share

For the three months ended September 30, 2011, total revenue including royalty income increased 0.8% to $2,207,730, compared with $2,189,780 in the first quarter of FY2011. Sales of the Company’s specialty contact lenses increased 3.1% to $1,576,530 in the first quarter of FY2012, versus $1,529,574 in the year-earlier quarter. The sales increase was primarily attributable to an improvement of 43.9% in sales of the Company’s custom soft lenses when compared with the first quarter of FY2011. The Company continues to benefit from growing demand for its new C-VUE Advanced® HydraVUE™ line of silicone hydrogel custom contact lenses for monthly replacement that was launched in January 2011.  Sales in the Company’s disposable lens category decreased 7.9%, as demand for C-Vue disposable multifocal lenses was affected by soft economic conditions in the U.S. and increased competition from competitors’ product offerings and promotional programs.  The replacement and other lens category experienced an 8.5% increase in sales, primarily due to higher sales of Unilens replacement products following the discontinuation of replacement lens products by several of the Company’s competitors.  Sales in the gas permeable lens category decreased by 12.2% due to the continued overall decline in gas permeable fits in the contact lens industry.

Royalty income from Bausch & Lomb decreased 4.4% to $631,200 in the most recent quarter, compared with $660,206 in the quarter ended June 30, 2010.

Gross profit margins narrowed slightly to 41.0% of sales in the most recent quarter, versus 41.3% in the three months ended September 30, 2010, due primarily to sales mix changes and the maturation of the C-VUE Advanced Toric Multifocal free trial program.

Pretax income declined 2.4% to $482,436 in the three months ended September 30, 2011, compared with $494,164 in the prior-year period.  The Company reported a 2.5% decrease in net income, which totaled $323,454 for the first quarter of FY2012, versus $331,849 in the corresponding period of the previous fiscal year.  Diluted earnings per share were unchanged at $0.14 in the first quarters of both FY2012 and FY2011.

“We are very pleased with the market’s enthusiastic response to our new C-VUE Advanced® HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement,” noted Michael Pecora, Chief Executive Officer of Unilens Vision Inc. “This was evident in a 43.9% increase in sales of our custom lens products during the first quarter of Fiscal 2012.  We continue to believe that demographic trends driven by rapid growth in America’s ‘baby-boom’ generation will support a vibrant market for custom lenses including soft multifocal lenses that address the challenges of presbyopia – a condition wherein the lens of the eye begins losing elasticity, thereby impairing near vision in many people once they pass the age of 40.  Our research and development activities are directed towards additional products and licensing opportunities that can address this large market opportunity.”

“Financially, we are well-positioned to take advantage of new growth initiatives.  Net cash provided by operating activities increased 57% in the most recent quarter to $718,324, compared with $456,309 in the prior-year period, and we ended the quarter with a current ratio of 1.6-to-1.0 and available working capital of approximately $1.2 million.  After the payment of our 20th consecutive quarterly cash dividend and principal payments on our outstanding debt, the amount of cash and equivalents on our balance sheet increased 16% during the first quarter to $698,584,” concluded Pecora.

The Company recently declared its 21st consecutive quarterly cash dividend in the amount of $0.045 per share of common stock outstanding.  The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTC Markets Group (OTCQB) under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange.  The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

UNILENS VISION INC.

FIRST QUARTER - FISCAL 2012

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)
RESULTS OF OPERATIONS
	Three Months	Three Months
	Ended	Ended
	September 30, 2011	September 30, 2010
Revenues:
Sales	$1,576,530	$1,529,574
Royalty income	631,200	660,206
Total revenues	2,207,730	2,189,780
Operating costs and expenses:
Cost of sales	930,065	898,090
Expenses	725,465	726,819
Total operating costs and expenses	1,655,530	1,624,909
Income from operations	552,200	564,871
Other non-operating items:
Other income	1,030	545
Interest expense	(70,794)	(71,252)
Total other non-operating items	(69,764)	(70,707)
Income before income tax expense	482,436	494,164
Income tax expense	158,982	162,315
Net income for the period	$323,454	$331,849
Net income per common share:
Basic	$0.14	$0.14
Diluted	$0.14	$0.14
Weighted average shares outstanding	2,369,354	2,369,354
CASH FLOWS
Provided (used) by:
Operating activities	$718,324	$456,309
Investing activities	(350,193)	(109,918)
Financing activities	(270,907)	(513,242)
Increase (decrease) in cash	$97,224	$(166,851)
BALANCE SHEET	September 30, 2011	June 30, 2011
Cash and cash equivalents	$698,584	$601,360
Total assets	4,321,060	4,407,261
Current liabilities	1,863,542	1,994,933
Total liabilities	5,748,864	6,043,215
Stockholders' (deficit) equity	$(1,427,804)	$(1,635,954)